Exhibit 99.0

                         Southwest Water Company Names
            DeLise L. Keim Vice President, Corporate Communications



    LOS ANGELES--(BUSINESS WIRE)--March 21, 2007--Southwest Water
Company (NASDAQ:SWWC) today announced the promotion of DeLise L. Keim to Vice President, Corporate Communications, responsible for designing and implementing the company's public, investor and employee communications plans.

    "DeLise has worked diligently in her role as Southwest Water's senior communications officer and made significant contributions to the company's success," said Mark Swatek, Southwest Water chief executive officer and chairman. "She is a strategic thinker and her promotion is well earned."

    Keim, 44, joined Southwest Water in 2005 as Director of Corporate Communications. She has more than eighteen years of experience in corporate communications, public relations and marketing. Prior to joining Southwest Water, she was principal and founder of Power Plan, at which she developed business plans and provided strategic communications counsel. She previously served as Senior Director of Corporate Communications at Homestore, Inc., an Internet technology company, where she was responsible for media and investor relations, corporate reputation and crisis management and employee communications. Keim earned a bachelor of business administration degree, marketing and economics, from the University of Iowa. She completed additional studies on the theory and practice of investor relations at the University of Michigan and is an inactive certified financial advisor with the National Association of Securities Dealers.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.



    CONTACT: Southwest Water Company
             Cheryl Clary, 213-929-1800
             Chief Financial Officer
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com